EX-99 (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 (the “Registration Statement”) of the Franklin Templeton ETF  Trust of our report dated November 15, 2022, relating to the financial statements and financial highlights, which appears in Franklin Focused Growth Fund’s Annual Report on Form N-CSR for the year ended September 30, 2022. We also consent to the reference to us under the heading “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
April 10, 2023